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                                                                      Exhibit 99
                                                                      ----------
                           OraSure Technologies, Inc.
                               150 Webster Street
                         Bethlehem, Pennsylvania  18015
                                 (610) 882-1820


March 28, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Representations from Arthur Andersen LLP
     ----------------------------------------

Gentlemen:

OraSure Technologies, Inc. (the "Company") engaged Arthur Andersen LLP to audit (the "Audit") the Company's financial statements for the year ended December 31, 2001. Andersen's Audit report was delivered to the Company after March 14, 2002, and is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (the "2001 10-K"). This letter is being provided as an exhibit to the 2001 10-K pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

Andersen has represented to the Company that the Audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the Audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the Audit.

Please feel free to contact the undersigned (610- 882-1820, Ext 3279), if you wish to discuss this matter further.

Sincerely,

/s/ Ronald H. Spair

Ronald H. Spair
Executive Vice President and
Chief Financial Officer
OraSure Technologies, Inc.


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